Exhibit (h)(56)

AMENDMENT TO

PARTICIPATION AGREEMENT

This Amendment, dated as of September 6, 2013 (this “Amendment”), to that Agreement (as defined below) is entered into by and among TIAA-CREF Life Insurance Company (“Company”), on its own behalf and on behalf of segregated asset accounts of the Company that may be established from time to time (individually, an “Account” and collectively, the “Accounts”); DFA Investment Dimensions Group Inc. (“Fund”); the Fund’s investment adviser, Dimensional Fund Advisors LP (“Adviser”); and DFA Securities LLC (“DFAS”) (individually, a “Party” and collectively, the “Parties”). All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement (as defined below).

WHEREAS, the Parties are parties to that certain Participation Agreement, dated as of April 30, 2012 (the “Agreement”); and

WHEREAS, Company desires to include the DFA VA Global Moderate Allocation Portfolio of the Fund as an available Portfolio under the Agreement; and

WHEREAS, the Parties have agreed with Company’s request to amend the Agreement and restate Schedule B of the Agreement accordingly;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Section 3.11. The following shall hereby be added to the end of Section 3.11:

Absent any published guidance issued or promulgated by the Internal Revenue Service (“IRS”) or the U.S. Treasury that clarifies or supersedes the application of the “investor control” doctrine, for the DFA VA Global Moderate Allocation Portfolio, the “investor control” doctrine shall be deemed to be satisfied, if, and to the extent that, in all material respects, those certain facts and taxpayer representations continue to be true and are satisfied, all as set forth in that certain private letter ruling (PLR-102496-09), dated December 8, 2009, issued by the IRS to such Portfolio, a copy of which has been provided to Company.

2.	Section 3.16. The following shall hereby be added to the Agreement as a new Section 3.17:

3.16    The Parties agree to limit, and not facilitate, a Contract holder’s participation in each Portfolio’s investment process in contravention of the following, which the Parties represent and warrant to each other to be true: (1) there is not, and there will not be, any arrangement, plan, contract or agreement between the Adviser (or a subadviser) and a Contract holder regarding the availability of a Portfolio as an Account under the Contract, or the specific assets to be held by a Portfolio; (2) other than a Contract holder’s ability to allocate Contract premiums and transfer amounts in the Company’s Account to and from the Company’s Account corresponding to a Portfolio, all investment decisions concerning a Portfolio will be made by the Adviser, any subadviser(s) and the Directors in their sole and absolute discretion; (3) a Contract holder cannot, and will not be able to, direct a Portfolio’s investment in any particular asset or recommend a particular investment or investment strategy; (4) there is not, and will not be, any agreement or plan between the Adviser or a subadviser and a Contract holder regarding a particular investment of a Portfolio; (5) a Contract holder cannot, and will not be able to, communicate directly or indirectly with the Adviser or a subadviser concerning the selection, quality or rate of return on any specific investment or group of investments held by a Portfolio; (6) a Contract holder does not have, and will not have, any current knowledge of a Portfolio’s specific assets other than as may be required to be presented in periodic reports to a Portfolio’s shareholders or may be publicly available; (7) a Contract holder does not have, and will not have, any legal, equitable, direct or indirect ownership interest in any of the assets of a Portfolio; and (8) a Contract holder only has, and only will have, a contractual claim against the insurance company offering the Contract to receive cash from the insurance company under the terms of the Contract holder’s Contract.

3.     Schedule B. Schedule B of the Agreement shall hereby be amended and rested in its entirety as set forth in “Schedule B” of this Amendment.

4.     Effectiveness. The actions set forth in this Amendment shall be effective as of the date first set forth above.

5.     Full Force and Effect. Except as set forth herein, all provisions of the Agreement shall remain in full force and effect.

6.     Further Assurances. Each of the Parties hereto hereby agrees that, at any time and from time to time, upon the request of any other Party, it shall promptly execute and deliver any and all further instruments and documents and take such further action as such other Party may reasonably request to effectuate the purposes of this Amendment.

7.     Counterparts. This Amendment may be executed and delivered by each Party hereto in separate counterparts, each of which when so delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment to be duly executed as of the date first set forth above.

Company:

TIAA-CREF LIFE INSURANCE COMPANY

By:	/s/ Jeremy W. Ragsdale
Name:	Jeremy W. Ragsdale
Title:	VP, Product Management

Fund:

DFA INVESTMENT DIMENSIONS GROUP INC.

By:	/s/ Jeff J. Jeon
Name:	Jeff J. Jeon
Title:	Vice President

Adviser:

DIMENSIONAL FUND ADVISORS LP
By: Dimensional Holdings Inc., general partner

By:	/s/ Kenneth M. Manell
Name:	Kenneth M. Manell
Title:	Vice President

DFAS:

DFA SECURITIES LLC

By:	/s/ Valerie A. Brown
Name:	Valerie A. Brown
Title:	Vice President

Schedule B

VA U.S. Targeted Value Portfolio

VA U.S. Large Value Portfolio

VA International Value Portfolio

VA International Small Portfolio

VA Short-Term Fixed Portfolio

VA Global Bond Portfolio

DFA VA Global Moderate Allocation Portfolio

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